EXHIBIT 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jeff Worden
412-434-3046

Investors:
Douglas B. Atkinson
412-434-2120

Coatings segment spurs record sales, strong EPS growth in PPG’s second quarter

PITTSBURGH, July 15, 2004 – PPG Industries reported today second quarter net income of $183 million, or $1.06 a share, which includes aftertax charges of $3 million, or 2 cents a share, reflecting the previously announced decision to begin expensing stock options in 2004, and $6 million, or 3 cents a share, to reflect the net increase in the current value of the company’s obligation under its asbestos settlement agreement reported in May 2002. Sales for the second quarter of 2004 were $2.43 billion, a PPG record for any quarter.

That compares with second quarter 2003 net income of $152 million, or 89 cents a share, which includes aftertax charges of $7 million, or 4 cents a share, to reflect the net increase in the value of the company’s obligation under the asbestos settlement, and $2 million, or 1 cent a share, related to restructuring. Sales for the quarter were $2.30 billion.

For the first six months of 2004, PPG recorded net income of $298 million, or $1.73 a share, which includes aftertax charges of $7 million, or 4 cents a share, to reflect expensing stock options in 2004, and $9 million, or 5 cents a share, to reflect the increase in the value of the company’s obligation under the asbestos settlement. Sales for the first half of 2004 were $4.69 billion.

For the first six months of 2003, PPG recorded net income of $230 million, or $1.35 a share, which includes aftertax charges of $6 million, or 3 cents a share, for the cumulative effect of a required change in the accounting for asset retirement obligations; $10 million, or 6 cents a share, to reflect the net increase in the value of the company’s obligation under the asbestos settlement; and $2 million, or 1 cent a share, for restructuring. Sales for the first half of 2003 were $4.38 billion.

“Our strong performance in the quarter reflects the benefits of a growing economy, and more important, the consistent application of strategies that have generated profitable growth in our coatings segment, the continued success of our optical products and our relentless focus on reducing costs,” said Raymond W. LeBoeuf, chairman and chief executive officer. “Although we expect the overall economy to continue growing, there will not be consistency across all sectors of the economy. The overall expansion, however, continues.”

Coatings sales were $1.35 billion, a PPG record for any quarter, up $105 million, or 8 percent. The growth was driven by stronger volumes in the architectural, industrial, automotive OEM, aerospace and automotive refinish businesses and the strengthening of foreign currencies, offset by slightly lower prices in the automotive OEM business. Operating earnings were $223 million, also a record for any quarter, up $18 million because of increased volumes and improved manufacturing efficiencies, which more than offset additional selling expenses in the architectural business, the impact of cost inflation and lower selling prices.

Glass sales increased $10 million, or 2 percent, as stronger volumes in the fiber glass, flat glass and automotive OEM businesses more than offset lower selling prices and automotive replacement glass volumes. Operating earnings were up $40 million as improved manufacturing efficiencies, increased volumes and higher other income more than offset lower selling prices and cost inflation.

Chemicals sales increased $10 million, or 2 percent, as higher volumes for commodity chemicals and optical products, and the strengthening of foreign currencies more than offset lower selling prices for commodity products. Operating earnings decreased $20 million because of higher energy costs. The impact of lower selling prices and additional selling and advertising expenses in the optical business were offset by the benefit of improved volumes and manufacturing efficiencies.

Beginning Jan. 1, PPG adopted the fair value method of recording stock-based compensation, as defined by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” for stock options awarded to employees after the date of adoption and for previously issued stock options that were not vested as of Jan. 1.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding second quarter 2004 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, July 23. The commentary will also be available online at Financial, Financial Commentary, on PPG’s Web site (www.ppg.com). The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that could affect the company’s operations, as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in those rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s reports filed with the Securities and Exchange Commission does not become effective. Further, it is not possible to predict or identify all such factors.

Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company’s consolidated financial condition, operations or liquidity.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended June 30		6 Months Ended June 30
	2004	2003	2004	2003
Net sales	$2,429	$2,304	$4,693	$4,375
Cost of sales	1,522	1,445	2,963	2,787

GROSS PROFIT	907	859	1,730	1,588
Other expenses (earnings):
Selling & other	498	461	1,001	910
Depreciation	90	92	180	182
Interest	25	28	48	56
Amortization	8	8	15	15
Asbestos settlement - net	10	11	15	16
Business restructuring	—	3	—	4
Other - net	(22)	(7)	(25)	(9)

INCOME BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	298	263	496	414
Income tax expense	99	93	168	148
Minority interest	16	18	30	30

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	183	152	298	236
Cumulative effect of accounting change, net of tax	—	—	—	(6)

NET INCOME	$183	$152	$298	$230

Earnings per common share:
Income before cumulative effect of accounting change	$1.07	$0.90	$1.74	$1.39
Cumulative effect of accounting change, net of tax	—	—	—	(0.03)

Earnings per common share:	$1.07	$0.90	$1.74	$1.36

Earnings per common share - assuming dilution:
Income before cumulative effect of accounting change	$1.06	$0.89	$1.73	$1.38
Cumulative effect of accounting change, net of tax	—	—	—	(0.03)

Earnings per common share - assuming dilution:	$1.06	$0.89	$1.73	$1.35

Average shares outstanding	171.6	169.7	171.4	169.6

Average shares outstanding - assuming dilution	172.9	170.6	172.8	170.4

Effective January 1, 2004, the Company adopted the fair value method of recording stock-based compensation, as defined by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” for stock options awarded to employees after the date of adoption and for previously issued stock options that were not vested as of January 1, 2004. This adoption increased stock-based compensation expense by $3 million aftertax, or 2 cents a share, and $7 million aftertax, or 4 cents a share, for the three and six months ended June 30, 2004, respectively.

(continued)

Effective January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” The adoption of this standard resulted in a charge for the cumulative effect of an accounting change of $6 million aftertax, or 3 cents a share, in the first quarter of 2003. This standard requires the Company to recognize asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made.

CONDENSED BALANCE SHEET (unaudited)

	June 30 2004	Dec. 31 2003
	(millions)
Current assets:
Cash & cash equivalents	$583	$499
Receivables - net	1,845	1,631
Inventories	1,025	997
Other	437	410

Total current assets	3,890	3,537
Investments	278	265
Property less accumulated depreciation	2,453	2,566
Goodwill & identifiable intangible assets	1,651	1,652
Other assets	376	404

TOTAL	$8,648	$8,424

Current liabilities:
Short-term debt & current portion of long-term debt	$348	$327
Asbestos settlement	396	308
Accounts payable & accrued liabilities	1,641	1,504

Total current liabilities	2,385	2,139
Long-term debt	1,295	1,339
Asbestos settlement	426	500
Deferred income taxes	97	88
Accumulated provisions	1,269	1,310
Minority interest	116	137
Shareholders’ equity	3,060	2,911

TOTAL	$8,648	$8,424

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended June 30		6 Months Ended June 30
	2004	2003	2004	2003
	(millions)
Net sales
Coatings	$1,354	$1,249	$2,628	$2,373
Glass	584	574	1,121	1,090
Chemicals	491	481	944	912

TOTAL	$2,429	$2,304	$4,693	$4,375

Operating income
Coatings (A)	$223	$205	$408	$347
Glass	68	28	91	34
Chemicals (A)	49	69	89	114

TOTAL	340	302	588	495
Interest - net	(22)	(26)	(43)	(51)
Asbestos settlement - net	(10)	(11)	(15)	(16)
Compensation cost associated with stock options	(4)	—	(11)	—
Other unallocated corporate expense - net (A)	(6)	(2)	(23)	(14)

INCOME BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	$298	$263	$496	$414

(A)	Prior to 2004, the pension and other postretirement benefit costs for U.S. salaried retirees were allocated to businesses based on their active U.S. salaried payroll dollars. In 2004, the Company revised its allocation method to more appropriately reflect these costs by business based on the salaried retiree’s work location at retirement. For comparative purposes, segment operating income for 2003 in the above table has been revised to reflect this change in allocation method, which resulted in an increase in our coatings segment operating income of approximately $3 million and $6 million, a reduction in our chemicals segment operating income of approximately $1 million and $2 million and an increase in other unallocated corporate expense - net of approximately $2 million and $4 million for the three and six months ended June 30, 2003, respectively.